Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 7, 2005 relating to the consolidated financial statements and financial statement schedule of International Paper Company and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of International Paper Company for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

New York, New York

October 11, 2005